     Certain information omitted and filed separately with the Commission pursuant to confidential treatment request under
                          Rule 406 of the Commission.

November 7, 2001



Mr. Jacques Tortoroli
82 Greenway Terrace
Forest Hills, New York 11375

Dear Jacques:

Scient, Inc. is pleased to offer you employment as Chief Financial Officer. This position reports to the office of the President and CEO in New York City. We anticipate your start date to be December 15, 2001. The purpose of this letter is to describe the general terms and conditions of your employment with Scient ("Company").

JOB RESPONSIBILITIES

Your responsibilities will include all financial matters for the corporation. The position will also include other related duties and responsibilities that may be assigned to you by me.

COMPENSATION

Your annualized salary will be $350,000.

You are eligible to participate in the Senior Management Incentive Plan. Under this Plan, you qualify for 60% of your base compensation (earnings). It is paid at the end of our fiscal year based on your performance and the company's performance. It is based on performance and revenue objectives to be determined. The Incentive Plan award opportunities and performance metrics may be adjusted as necessary to meet business objectives and are subject to change at management's discretion.

We will recommend to the Board of Directors that you be awarded 1.2 million options to purchase the Common Stock of Scient, Inc. The Exercise Price of these options will be set when the Board, or its Committee, approves the options; this price is the stock price on the day the options are approved. Under this special vesting schedule, your options will vest as follows: 25% in six (6) months from the date of grant and continuing to vest monthly thereafter for the next 24 months. The Grant Date is the day the Board or Compensation Committee of the Board approves your options.

BENEFITS

In addition to your cash compensation, you will be eligible for benefits commensurate with the benefits offered to all other Scient employees of a similar status, subject to any applicable restrictions or waiting periods. Currently, benefits are effective on the first of the month after thirty (30) days Company service. Benefits currently include:

-        Health, Dental and Vision Insurance upon payment of your contribution
-        Medical and Dependent Spending Accounts (Section 125 Plan)
-        401(k) Plan
-        Life, AD&D, Short and Long Term Disability Insurance

More details are available in the Summary Plan descriptions and the Guidelines available to all colleagues on the internal intranet (called the Scient Zone). If you have specific benefits questions, please contact me and I will facilitate getting you the needed information.

EMPLOYMENT AT WILL

This letter contains the entire understanding between you and Scient, Inc., and supercedes any prior representations, in any form, that may have been made regarding your prospective employment at the Company. Nothing contained in this letter should be construed as a contract for employment, either express or implied, with Scient, Inc. Should you accept this offer of employment from Scient, you understand that your employment will be on an at-will basis and is not for any fixed period of time. This means that either you or the Company can terminate the employment relationship at any time, with or without cause. Your at-will status can only be modified by an agreement signed by the President of Scient, Inc.

TERMINATION OR RESIGNATION

BY THE COMPANY

In the event that Executive is terminated for reasons other than Cause, Executive will be entitled to twelve (12) months of Executive's then-current salary in the form of a severance payment payable on a bi-monthly basis together with continuation of the health and welfare benefits provided to the Executive during the Executive's employment. The foregoing severance shall be reduced or offset by the amount of any subsequent salary from a new employer. In addition, in the event the Executive is terminated for reasons other than Cause, vested options resulting from one-year's forward vesting of the Executive's options, will immediately vest. "Cause" shall mean: (A) conviction of a felony arising from any act of fraud, misappropriation, embezzlement or material misconduct on the Executive's part, (B) the Executive's (x) failure substantially to follow written directives of the Company's Board of Directors, not inconsistent with the terms of this Agreement contemplated herein, and (y) failure to correct same within thirty (30) days after notice from a lawfully designated representative of the Company (or lesser period, if appropriate under the circumstances as described in the notice), or (C) the Executive's serious and willful breach of any material provision of this Agreement or breach of any material provision of the policies and procedures of the Company that affect generally all members of the Company's senior management and the Executive's failure to cure same within thirty (30) days after notice (to the extent such breach is subject to cure).

GOOD REASON

Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means any failure by the Company to comply with any provision of this Agreement, other than any such failure that is remedied by either of them within thirty (30) days after receipt of notice thereof from Executive. Good Reason includes, but is not limited to, the Company's requiring Executive to relocate outside of a 50-mile radius of the Executive's current residence (unless agreed to by the Executive), and any material change by the Company of the Executive's duties, responsibilities, titles or job description in violation of this Agreement. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company's Board of Directors written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective thirty days following the date when the Notice of Termination for Good Reason is given; provided, that such a termination of employment shall not become effective if the Company shall have substantially corrected the circumstance giving rise to the Notice of Termination for Good Reason within such 30-day period.

In the event that the Executive terminates his employment for Good Reason, the Executive will be entitled to twelve (12) months of the Executive's then-current salary in the form of a severance payment payable on a bi-monthly basis together with continuation of the health benefits provided to the Executive during the Executive's employment. The foregoing severance shall be reduced or offset by the amount of any subsequent salary from a new employer. In addition, in the event the Executive terminates his employment for Good Reason, the greater of
(i) one-half of the total of the Executive's unvested options, or (ii) vested options resulting from one-year's forward vesting of the Executive's unvested options, will immediately vest. Any unvested options will be cancelled.

DEATH OR DISABILITY

The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" shall be defined exactly as it is defined in the then current long-term disability insurance policy which covers the Executive.

DATE OF TERMINATION

The "Termination Date" means the date of the Executive's death, the date on which the termination of the Executive's employment under this Agreement by the Company for Cause or Disability, or by the Executive for Good Reason is effective, the date on which the Company gives the Executive notice of a termination of employment without Cause, or the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be.

CHANGE IN CONTROL

DEFINITION

The term "Change in Control" means after the Effective Date (1) an event that would be required to be reported by the Company in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); (2) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange
Act) directly or indirectly of securities of the surviving corporation representing 40% or more of the combined voting power of the Company's outstanding securities; (3) individuals who are members of the Company's Board of Directors as of the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof; or (4) consummation of a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is not the resulting entity, or a transaction at the completion of which the former stockholders of the acquired corporation become the holders of more than 40% of the outstanding common stock of the Company; provided that the term "Change in Control" shall not include an acquisition of securities by an employee benefit plan of the Company or a subsidiary. For the avoidance of doubt, the term "Change in Control" shall not include the transactions contemplated by the Merger Agreement.

EFFECT

Upon a Change in Control, Executive shall be eligible to receive any rights, benefits and entitlements made generally available to members of senior management of the Company as a result of a Change in Control. However, if within one year after the Change in Control: (i) the Executive's employment is terminated without Cause; or (ii) the Executive suffers a reduction in title or a reduction of duties or reporting group or a material diminution of Executive's compensation and/or compensation potential and subsequently the Executive resigns with or without Good Reason, the Executive shall be paid an amount equal to not less than one time his base salary, the Executive's annual target but unpaid prorata bonus amount within 30 days after the effective date of the Change of Control, in addition, the Executive's health benefits(medical, dental and vision) provided to the Executive during the Executive's employment shall continue for 12 months after the Termination Date and all of the Executive's unvested stock options shall be accelerated and vested.

CONTINUATION

To the extent Executive is not terminated under a Change in Control, this Agreement shall continue in full force and effect and Executive shall continue to perform his obligations hereunder through the end of the term of this Agreement.

STOCK OPTIONS/COMPENSATION

After a Change in Control, the greater of (i) one-half of the total of the Executive's unvested options, or (ii) vested options resulting from one-year's forward vesting of the Executive's unvested options, will immediately vest.

NO-OTHER REPRESENTATIONS

No representations have been made to the Executive other than those set forth in this Agreement.

WAIVER OF BREACH

Agreement by the other party does not waive any subsequent breach by such party, nor does the failure by either party to take action against the other party for similar prior breaches operate as a waiver by such party of any future such breach.

SEVERABILITY

If any provision in this Agreement is determined to be in violation of any law, rule or regulation or otherwise unenforceable, such determination shall not affect the validity of any other provision of this Agreement, but such other provisions shall remain in full force and effect. Each provision, paragraph and subparagraph of this Agreement is severable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

EMPLOYMENT ELIGIBILITY

This offer of employment is contingent upon submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to submit this proof within three (3) days of your start date, federal law prohibits us from hiring you. In addition, this offer is contingent upon satisfactory completion of a background investigation relating to your ability to perform satisfactorily the duties of your position. You agree to release the Company, its employees, agents, and any individuals who may provide the Company with information regarding your background, from any liability in connection with providing such information.

PARTY ARBITRATION AND GOVERNING LAW

The Company and you expressly agree that any and all controversies or claims arising out of or relating to your employment at the Company, with the exception of enforcement of the Non-Disclosure Agreement, shall be settled by binding arbitration in New York, New York in accordance with the Employment Arbitration Rules of the American Arbitration Association ("AAA") after final decision before the Review Board of Scient and/or Human resources. The arbitrator shall be selected by agreement of the Parties or, if they cannot agree on an arbitrator within thirty (30) days after written notice of a Party's desire to have a matter settled by arbitration, then the arbitrator shall be selected by the AAA. The determination reached in such arbitration shall be final and binding on all Parties hereto without any right of appeal except as provided by the Federal Arbitration Act. Any court of competent jurisdiction may enforce any determination or award of the arbitrator. The parties also agree that, in the event that the need for emergency measures of protection (including preliminary injunction or temporary restraint proceedings) arises, the AAA Optional Rules for Emergency Measures of Protection shall apply to the proceedings. The parties hereby expressly waive any right to trial by jury or class treatment of any claim, demand, action or cause of action arising out of or relating to your employment with the company, with the exception of enforcement of the non-disclosure agreement, provided that neither party is precluded from seeking to compel arbitration in a state or federal court of competent jurisdiction.

CONDITIONS OF EMPLOYMENT

The conditions of this offer also require that you sign a Non-Disclosure Agreement. This Agreement contains non-disclosure, non-solicitation and non-compete information. We require that this Agreement be signed on or before your first day of employment.

This offer remains open until September 29, 2001. If the terms of this offer are acceptable, please indicate your agreement by signing, dating and returning this letter to Bob Beck at our office at 79 5th Avenue in New York.

Jacques, Scient is a Company that grows and is enriched by the contributions of its employees; and we are looking forward to the prospect of your joining the Scient Senior Management team. We believe that your employment with Scient will be both personally and professionally rewarding.

Sincerely,

/s/ Christopher M. Formant

Christopher Formant
President & CEO


ACCEPTED:


           /s/ Jacques Tortoroli                         December 2001
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                 SIGNATURE                                DATE SIGNED

               December 2001                                  **
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                START DATE                           SOCIAL SECURITY NUMBER